Exhibit 99.1

“A Coalbed Methane Exploration & Development Company”

Stephen M. Smith, Treasurer   •   909 Fannin, Suite,1850  •   Houston, Texas 77010   •   Direct (713) 287-2251   •   Fax (713) 659-3855   •   www.geometinc.com

GeoMet Receives Delisting Notification

Houston, Texas — August 3, 2012 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced today that it received a notice from The NASDAQ Stock Market advising the Company that it has failed to regain compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market and, as a result, the Company’s common stock will be delisted from the NASDAQ Capital Market at the opening of business on August 13, 2012.  The Company’s preferred stock will continue to be traded on the NASDAQ Capital Market.

The Company does not currently intend to request an appeal hearing regarding the delisting of its common stock. The Company expects that its common stock will trade on the OTC Bulletin Board.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, “expects,” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the willingness of investment banks to make a market on our common stock, volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in Alabama, West Virginia and Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.